                                                                 EXHIBIT 99.7(a)

                  VARIABLE ANNUITY GMDB REINSURANCE AGREEMENT

                                     Between

                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                (Hereinafter referred to as the "CEDING COMPANY")
                           Southborough, Massachusetts

                                       And

                        THE CANADA LIFE ASSURANCE COMPANY
                  (Hereinafter referred to as the "REINSURER")
                            Toronto, Ontario, Canada

operating through its Barbados branch which is registered as an external company under the Companies Act Cap. 308 of the laws of Barbados and licensed as a qualified insurance company under the Insurance Act Cap. 310 of the laws of
                                    Barbados




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                                TABLE OF CONTENTS

                                                       ARTICLE      PAGE
                                                       -------   -------
Access to Records                                           IX        12
Arbitration                                               XIII        15
Automatic Provisions                                        IV         9
Currency                                                    XI        14
Definitions; Interpretation                                  I         3
Effective Time, Term and Termination                       III         6
Insolvency                                                 XII        14
Litigation                                                VIII        12
Miscellaneous                                               XV        16
Notices                                                    XVI        18
Offset                                                     XIV        16
Parties to the Agreement                                    II         6
Premium Accounting and Settlement                            V        10
Reinsurance Claim Calculations and Documentation            VI        11
Reserves                                                   VII        11
Unintentional Errors, Misunderstandings or Omissions         X        13

SCHEDULES

A         Description of Guaranteed Minimum Death Benefits (GMDBs)
B         Investment Funds Subject to this Agreement
C-l       Limits and Rules of CEDING COMPANY
C-2       Limits and Rules of the REINSURER
D         REINSURANCE PREMIUM RATES by Treaty Year
E         MORTALITY RATE by Attained Age and Sex of INSURED LIFE
F         REINSURER Quota Share of Risk
G         CEDING COMPANY Reporting Format and Data Requirements



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ARTICLE I - DEFINITIONS; INTERPRETATION

A. DURATION OF AGREEMENT:

EFFECTIVE TIME means 11:59:59 p.m. local time (at the situs of death resulting in a GMDB CLAIM) on DECEMBER 31, 2012.

BUSINESS DAY means any day that securities are traded on the New York Stock Exchange.

MONTHLY VALUATION DATE means the last BUSINESS DAY of each month.

TERMINATION DATE means December 31, 2022.

B. CONTRACT DEFINITIONS:

VARIABLE ANNUITY CONTRACT means a written annuity contract issued by the CEDING COMPANY or any of its predecessors, or issued by First Allmerica Financial Life Insurance Company or any of its predecessors and 100% reinsured or coinsured by CEDING COMPANY or any of its predecessors, in accordance with which the issuing company agrees to provide specified benefits in accordance with specified terms and conditions and further subject to criteria of Article III, paragraph A. A VARIABLE ANNUITY CONTRACT shall include riders and endorsements to a contract.

INSURED LIFE means the owner or annuitant, as specified in the VARIABLE ANNUITY CONTRACT, upon whose death a claim may be due under this AGREEMENT.

GMDB TYPE means one of the guaranteed minimum death benefits associated with a VARIABLE ANNUITY CONTRACT (or prospectus relating thereto, as indicated on Schedule A) and described in Schedule A.

ACCOUNT VALUE means for each VARIABLE ANNUITY CONTRACT, the sum of the invested assets in the investment funds described in Schedule B, as also further described in Article IV, Section C.

GMDB AMOUNT means the CEDING COMPANY's minimum required payment, pursuant to a VARIABLE ANNUITY CONTRACT, on the death of the INSURED LIFE.

EXCLUDED CONTRACT means any VARIABLE ANNUITY CONTRACT that (a) has a GMDB provision that is terminated due to change in owner or annuitant, (b) has a GMDB AMOUNT that is contractually set to the ACCOUNT VALUE, or (c) after a GMDB CLAIM has been paid by the REINSURER on the first death of a joint contract, a spousal continuation is still in effect (for further clarity, the REINSURER shall pay a GMDB Claim amount only on the first death of a joint VARIABLE ANNUITY CONTRACT; thereafter, the REINSURER has no further liability for any subsequent GMDB AMOUNTS on such contracts). Any EXCLUDED CONTRACT shall be treated


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as such only on and after the date as of which and only to the extent (i.e., only a portion of a VARIABLE ANNUITY CONTRACT or the coverage thereunder may be excluded) it satisfies any of the conditions identified as (a), (b), or (c) above.

ACTIVE CONTRACT means a VARIABLE ANNUITY CONTRACT, other than an EXCLUDED CONTRACT, that remains in effect and has not terminated due to death, lapse, surrender or some other valid contingency, or has not been annuitized, provided, however, if the VARIABLE ANNUITY CONTRACT is reinstated or the annuitization has been reversed pursuant to the VARIABLE ANNUITY CONTRACT or CEDING COMPANY procedures, and the VARIABLE ANNUITY CONTRACT has not exceeded its maximum annuity commencement date, then the VARIABLE ANNUITY CONTRACT shall be considered to be an ACTIVE CONTRACT.

NET AMOUNT AT RISK means, for each ACTIVE CONTRACT, the excess, if any, of the GMDB AMOUNT over the ACCOUNT VALUE.

AGREEMENT means the text hereof and all Exhibits and Schedules hereto and amendments effected in accordance herewith.

AFFILIATE means, with respect to any person or entity, any other person or entity which at any time while this AGREEMENT is in effect is directly or indirectly controlling, controlled by, or under common control with such person or entity.

APPLICABLE LAW means any order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, interpretation, decree, principle, constitution or treaty enacted, promulgated, issued, applied, enforced or entered by any GOVERNMENTAL ENTITY that is applicable to a party hereto or any of its respective businesses, properties or assets.

GOVERNMENTAL ENTITY means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

C. REINSURED AMOUNT DEFINITION:

REINSURED NET AMOUNT AT RISK means the NET AMOUNT AT RISK multiplied by the REINSURER's quota share of risk, with such REINSURED NET AMOUNT AT RISK not to exceed $5,000,000 for each ACTIVE CONTRACT, in accordance with Schedule F.


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D. REINSURANCE PREMIUM DEFINITIONS:

REINSURANCE PREMIUM RATE means the numerical percentage provided in Schedule D, based on the attained age and sex of the INSURED LIFE, or of the oldest INSURED LIFE if joint lives are insured.

MORTALITY RATE means a numerical value, provided in Schedule E, based on the attained age and sex of the INSURED LIFE, or of the oldest INSURED LIFE if joint lives are insured.

MONTHLY REINSURANCE PREMIUM means the sum of a) and b) where

     a) is the sum, for each ACTIVE CONTRACT covered by this AGREEMENT that did not terminate due to death in the current month, of the product of the REINSURANCE PREMIUM RATE times the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK as of the preceding MONTHLY VALUATION DATE, and

     b) is the sum, for each ACTIVE CONTRACT covered by this AGREEMENT that terminated due to death in the current month, of the product of the REINSURANCE PREMIUM RATE times the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK as of the date the GMDB CLAIM is in good order. To the extent multiple beneficiaries are involved in a GMDB CLAIM and fewer than all, but at least one, of the beneficiaries have received a portion of the GMDB AMOUNT from the CEDING COMPANY, the REINSURED NET AMOUNT AT RISK for the purpose of this item b) shall be based on each beneficiary's portion of the GMDB AMOUNT.

There shall be no refund of unearned premium on any death or lapse that occurs during the month in which the MONTHLY REINSURANCE PREMIUM was paid.

REINSURANCE PREMIUM DUE DATE means the MONTHLY VALUATION DATE.

REMITTANCE DATE means the BUSINESS DAY on or immediately preceding the 25th day of the calendar month following the REINSURANCE PREMIUM DUE DATE.

E. REINSURANCE CLAIM DEFINITION:

GMDB CLAIM means the REINSURED NET AMOUNT AT RISK on the date that CEDING COMPANY receives all claim paperwork in good order. To the extent multiple beneficiaries are involved in a GMDB CLAIM and fewer than all, but at least one, of the beneficiaries have received a portion of the GMDB AMOUNT from the CEDING COMPANY, the REINSURER shall pay the GMDB CLAIM to the CEDING COMPANY in the same proportion and at the same time as beneficiaries are paid the GMDB AMOUNTS. For the avoidance of doubt, CEDING COMPANY and REINSURER agree that for each respective beneficiary in a multiple beneficiary situation, GMDB CLAIM means each beneficiary's portion of the REINSURED NET AMOUNT AT RISK on the date CEDING COMPANY receives from each such beneficiary all claim paperwork in good order.


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

Notwithstanding anything to the contrary in the AGREEMENT, in cases that require state imposed post-mortem interest to be added to the resulting GMDB claim amount, as determined by the CEDING COMPANY, such interest shall be added to the GMDB CLAIMS request for reimbursement submitted to the REINSURER and shall be paid to the CEDING COMPANY in the same manner as the GMDB CLAIM.

F. INTERPRETATION

When a reference is made in this AGREEMENT to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this AGREEMENT unless otherwise indicated. The Article and Section headings and table of contents contained in this AGREEMENT are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this AGREEMENT. Whenever the words "include," "includes" or "including" are used in this AGREEMENT, they shall be deemed to be followed by the words "without limitation." The words "hereof, "herein" and "hereunder" and words of similar import when used in this AGREEMENT shall refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT. The definitions contained in this AGREEMENT are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person or entity are also to its permitted successors and assigns.

The parties have participated jointly in the negotiation and drafting of this AGREEMENT; consequently, in the event an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this AGREEMENT.

ARTICLE II - PARTIES TO THE AGREEMENT

This AGREEMENT shall be binding upon and shall inure solely to the benefit of the CEDING COMPANY and the REINSURER. This AGREEMENT shall not and is not intended to create any legal relationship or confer any rights and obligations between the REINSURER and any third party, including without limitation, annuitants, contract owners, certificate owners, beneficiaries, applicants or assignees under any ACTIVE CONTRACT.


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

ARTICLE III - EFFECTIVE TIME, TERM AND TERMINATION

A.   The AGREEMENT covers VARIABLE ANNUITY CONTRACTS that:

     (i)   include a GMDB TYPE identified in Schedule A;

     (ii)  have accounts invested in the investment funds described in Schedule
           B;

     (iii) were issued between September 11, 1991 and November 29, 2002;

     (iv) are ACTIVE CONTRACTS on the EFFECTIVE TIME, or were ACTIVE CONTRACTS on March 31, 2012 that were terminated and reinstated prior to the TERMINATION DATE;

     (v) are in compliance with all of the other terms and provisions of this Agreement; and

     (vi)  are not EXCLUDED CONTRACTS.

B. Subject to paragraphs C and D below, this AGREEMENT will terminate on the TERMINATION DATE.

C. The CEDING COMPANY shall have the option of terminating this AGREEMENT immediately upon written notice to the REINSURER after the CEDING COMPANY becomes aware of an occurrence referred to in sub-provision 1 or 3 below, with sixty (60) days written notice to the REINSURER after CEDING COMPANY becomes aware of an occurrence referred to in sub-division 2, and with ninety (90) days written notice to the REINSURER after CEDING COMPANY becomes aware of an occurrence referred to in sub-provision-4 below:

          1. The REINSURER has been determined or declared insolvent, or is unable to pay its debts in full as they become due, or has been placed into receivership, liquidation, rehabilitation, conservation, supervision, bankruptcy or other status similar to any of the foregoing (in each case whether voluntary or involuntary), or there has been instituted against it or commenced proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, supervisor or trustee in bankruptcy, or other statutory agent or similar person known by whatever name, to take possession of its assets or control of its operations.

          2. The REINSURER fails to pay GMDB CLAIMS in excess of the MONTHLY REINSURANCE PREMIUMS ("EXCESS GMDB CLAIMS") on or before the REMITTANCE DATE. In the event that the EXCESS GMDB CLAIMS are not paid by the REMITTANCE DATE other than amounts that are the subject of a good faith dispute, the CEDING COMPANY shall have the right to terminate this agreement by giving sixty (60) days written notice of termination to the REINSURER. If all EXCESS GMDB CLAIMS in default and interest owed in accordance with
               Article III, paragraph E are received by the CEDING


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               COMPANY within the sixty (60) day time period, this AGREEMENT will remain in effect and the notice of termination shall be deemed withdrawn. If EXCESS GMDB CLAIMS remain in default as of the close of the last day of this sixty (60) day notice period other than amounts that are the subject of a good faith dispute, this AGREEMENT will terminate.

          3. If as a result of a change in APPLICABLE LAW, CEDING COMPANY would incur a statutory financial statement penalty for the reinsurance provided hereunder or it becomes necessary or appropriate to change a methodology, practice or other procedure for calculating reserves with respect to VARIABLE ANNUITY CONTRACTS which negatively impacts the CEDING COMPANY in regards to the reinsurance provided hereunder.

          4. The REINSURER's Standard and Poor's Insurer Financial Strength Rating ("S&P Rating") is reduced to "BBB-" or lower or Moody's Investors Service Insurer Financial Strength Rating ("Moody's Rating") is reduced to Baa3 or lower, or any of the foregoing ratings are withdrawn. REINSURER must report any adverse change in or withdrawal of its S&P Rating or Moody's Rating to CEDING COMPANY within fifteen (15) days of the change. Any notice of termination given by the CEDING COMPANY enabled by such rating reduction shall be deemed withdrawn if the REINSURER's S&P Rating is restored to a level higher than "BBB-" or Moody's Rating is restored to a level higher than Baa3 during the 90-day notice period.

D. The REINSURER shall have the option of terminating this AGREEMENT with ninety (90) days written notice to the CEDING COMPANY after the occurrence of the following:

       1. The CEDING COMPANY fails to pay MONTHLY REINSURANCE PREMIUM on or before the REMITTANCE DATE. In the event that the MONTHLY REINSURANCE PREMIUMS are not paid by the REMITTANCE DATE other than amounts that are the subject of a good faith dispute, the REINSURER shall have the right to terminate this agreement by giving ninety (90) days written notice of termination to the CEDING COMPANY. If all premiums in default and interest owed in accordance with Article III, paragraph E are received by the REINSURER within the ninety (90) day time period, this AGREEMENT will remain in effect and the notice of termination shall be deemed withdrawn. If premiums remain in default as of the close of the last day of this ninety (90) day notice period other than amounts that are the subject of a good faith dispute, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this AGREEMENT will terminate. The CEDING COMPANY shall not force early termination by withholding payments to the REINSURER under this provision.

E. Except as otherwise provided herein, upon termination of this AGREEMENT, the REINSURER shall have no reinsurance liability with respect to any VARIABLE ANNUITY CONTRACTS. Notwithstanding termination of reinsurance as provided herein, the CEDING COMPANY shall continue to be liable to the REINSURER for all undisputed unpaid reinsurance premiums earned by the REINSURER under this


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     AGREEMENT and the REINSURER shall continue to be liable to the CEDING
     COMPANY for all unpaid GMDB CLAIMS owed to the CEDING COMPANY under this AGREEMENT for deaths occurring prior to or on the TERMINATION DATE to the same extent and in the same manner as if this Agreement had not been terminated, subject to the limitation of Article VI, Section F. Upon any termination of this AGREEMENT, the REINSURER shall pay the CEDING COMPANY the amount of any reinsurance premium received by the REINSURER that is unearned as of the TERMINATION DATE. Such amounts owed by either party are subject to a daily interest charge from the REMITTANCE DATE until the date paid. The daily interest rate is equal to 1/365 times the sum of (1) the 3-month LIBOR rate as of the most recent MONTHLY VALUATION DATE, as published in the Wall Street Journal, plus 1.00%.

ARTICLE IV - AUTOMATIC PROVISIONS

A. Subject to Article III, on the EFFECTIVE TIME of this AGREEMENT, the CEDING COMPANY shall automatically cede and the REINSURER shall automatically accept the ACTIVE CONTRACTS that are covered under this AGREEMENT.

B. This AGREEMENT covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACT forms or benefit rider forms that were inforce prior to the EFFECTIVE TIME.

C. This AGREEMENT covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACTS invested in variable and fixed investment funds listed on Schedule B. If the CEDING COMPANY intends to cede to the REINSURER a liability with respect to a new or revised investment fund it must provide written notice to the REINSURER of such intention together with a copy of the new or revised investment fund, and a revised Schedule
     B. The CEDING COMPANY may add new or revised investment funds without REINSURER approval.

D. This AGREEMENT covers only the liability for GMDB CLAIMS where the date of death of the INSURED LIFE is on or after the EFFECTIVE TIME and before or on the TERMINATION DATE.

E. The REINSURER'S liability for GMDB CLAIMS may be limited in accordance with Schedule C-2.

F. The REINSURER's liability under this AGREEMENT shall attach simultaneously with that of the CEDING COMPANY, and all reinsurance with respect to which the REINSURER shall be liable by virtue of this AGREEMENT shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to the CEDING COMPANY without any deductions for brokerage, and to the same modifications, alterations and cancellations, as the respective VARIABLE ANNUITY CONTRACTS to which liability under this AGREEMENT attaches, the true intent of this AGREEMENT being that the REINSURER shall, in every case to which liability under this


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     AGREEMENT attaches, follow the fortunes of the CEDING COMPANY, and the
     REINSURER shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the CEDING COMPANY.

ARTICLE V - PREMIUM ACCOUNTING AND SETTLEMENT

A. If reinsurance premiums are not paid by the REMITTANCE DATE, interest in accordance with Article III, paragraph E will be assessed from the REMITTANCE DATE.

B. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule G together with its remittance for the MONTHLY REINSURANCE PREMIUM as shown therein as well as any premium adjustments from the prior period, net of the amount of any GMDB CLAIMS reflected in such statement of account, together with a request (or at least sufficient data to show the GMDB CLAIMS were properly paid) for reimbursement for the aggregate amount, if any, of GMDB CLAIMS that exceeds the MONTHLY REINSURANCE PREMIUM. The parties hereto agree and acknowledge that failure to provide submissions of data in accordance with Schedule G within ninety (90) days after the due date under this Article V, paragraph B shall constitute a material breach of this AGREEMENT.

C. If the amounts due cannot be determined by the REMITTANCE DATE, the CEDING COMPANY shall have ninety (90) days to determine the appropriate premium and remit with interest in accordance with Article III, paragraph E.

D. For the avoidance of doubt, payment of MONTHLY REINSURANCE PREMIUM on the REMITTANCE DATE when due in accordance with Article V, paragraph B, shall constitute payment in arrears of the reinsurance premium for this Agreement; PROVIDED, HOWEVER, that MONTHLY REINSURANCE PREMIUM, if any, paid in advance of the REMITTANCE DATE when due shall be deemed earned on such REMITTANCE DATE.


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ARTICLE VI - REINSURANCE CLAIM CALCULATIONS AND DOCUMENTATION

     A. The REINSURER shall not be responsible for any obligation of the CEDING COMPANY to any party under any VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY. The CEDING COMPANY is solely responsible for payment of claims under the VARIABLE ANNUITY CONTRACTS.

     B. The CEDING COMPANY shall calculate the GMDB CLAIM in compliance with Schedule C-1, paragraph 1.

     C. If requested by the REINSURER, the CEDING COMPANY shall promptly provide the REINSURER with proof of claim, proof of claim payment and any other claim documentation identified by the REINSURER, in accordance with Schedule G. In cases that require escheatment to the state due to published death records (e.g., via the Social Security Death Master File or similar database), for deaths outside of the United States, or certain other exception situations, death certificates may not be available and alternative proofs of death shall be acceptable.

     D. If the REINSURER does not reimburse GMDB CLAIMS in excess of the MONTHLY REINSURANCE PREMIUM (as provided under Article V, paragraph B) by the REMITTANCE DATE of the following valuation month, interest calculated in accordance with Article III, paragraph E will be assessed from that REMITTANCE DATE and will continue until the GMDB CLAIMS are paid in full.

     E. A final statement of accounts prepared by the CEDING COMPANY is due sixty (60) days after the TERMINATION DATE. On or before this date, the CEDING COMPANY shall forward to the REINSURER its final statement of account as set forth in Schedule G. Based on the statement of account, any amounts owed by either party must be paid within thirty
          (30) days of receiving the statement of accounts. If amounts owed are not paid within thirty (30) days of receiving the statement of account, the amounts owed are subject to an interest charge in accordance with Article III, paragraph E, assessed beginning thirty
          (30) days after receiving the statement of account.

     F. The CEDING COMPANY shall have six (6) months after the TERMINATION DATE to submit to REINSURER an amended final statement of account. Any amounts owed by either the CEDING COMPANY or the REINSURER based on the amended final statement of account must be paid within thirty (30) days of receipt of the amended final statement. If the amount owed is not paid within thirty (30) days of receiving the statement of account, the amount owed is subject to an interest charge in accordance with Article III, Paragraph E.

ARTICLE VII - RESERVES

     A. The REINSURER will hold CGAAP reserves for its share of liability under this AGREEMENT.


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ARTICLE VIII - LITIGATION

In the event of any action brought against the CEDING COMPANY under any VARIABLE ANNUITY CONTRACT that is subject to the terms and conditions of this AGREEMENT, the CEDING COMPANY shall provide a copy of such action and written notice of such action within thirty (30) BUSINESS DAYS from its receipt of the summons and complaint to the REINSURER.

ARTICLE IX - ACCESS TO RECORDS

A. The REINSURER and the CEDING COMPANY, or their respective duly authorized representatives, shall have access at any reasonable time during regular business hours, to each other's records, including the right to photocopy and retain copies of such documents, which reasonably pertain to this AGREEMENT; provided, however, that neither party shall have access to the other party's pricing files; provided, further, however, that the CEDING COMPANY shall not have access to the REINSURER's records, files, documents, or correspondence of any kind or format in relation to any retrocession coverage it has obtained on the reinsurance under this AGREEMENT. REINSURER shall cooperate with any GOVERNMENTAL AUTHORITY having jurisdiction over CEDING COMPANY by providing access to such records. Records shall be maintained in accordance with prudent standards of insurance company record keeping and must be retained for a period of at least three (3) years after the final settlement date. Upon request, within one hundred and thirty
     (130) days following the end of each calendar year, the CEDING COMPANY and the REINSURER will provide each other with copies of their respective audited financial statements.

     Notwithstanding the foregoing, if the REINSURER has not disputed any particular claim(s) under this AGREEMENT, payment of one or more of such claim(s) is more than ninety (90) days overdue according to the CEDING COMPANY's records, and the CEDING COMPANY has responded to timely requests for relevant information in connection with such claim(s), the REINSURER shall not have access to any of the CEDING COMPANY's records relating to this AGREEMENT without the prior written consent of the CEDING COMPANY. A claim will be considered "disputed" if the REINSURER has contested the amount due in writing to the CEDING COMPANY. Notwithstanding anything to the contrary herein, the CEDING COMPANY has the right to withhold any documents or information from the REINSURER that in the CEDING COMPANY's judgment is protected by any applicable privileges and/or doctrines, including but not limited to the attorney-client privilege and work product doctrine, and will notify the REINSURER in the event any such documents or information is withheld.

B. The CEDING COMPANY and the REINSURER may come into the possession or knowledge of CONFIDENTIAL INFORMATION of the other in fulfilling obligations under this AGREEMENT. Each party agrees to hold such CONFIDENTIAL INFORMATION in the strictest confidence and to take all reasonable steps to ensure that such CONFIDENTIAL INFORMATION is not


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disclosed in any form by any means by each of them or by any of its employees to third parties of any kind, other than attorneys, accountants, reinsurance intermediaries, consultants, retrocessionaires, hedge or other risk mitigation counterparties in connection with its retrocession on a need-to-know basis, CEDING COMPANY's or REINSURER's AFFILIATES' officers, directors, employees, auditors and representatives who have a need for such information in the conduct of business, including as might be necessary during the course of external audits, to the extent it is required to disclose any such information in its statutory filings, other than with respect to non-public personal information to the extent it is required to provide such information to any rating agency, or as required by applicable law or any order, request, or subpoena by any GOVERNMENTAL ENTITY, except by advance written authorization by an officer of the authorizing party; provided, however, that either party will be deemed to have satisfied its obligations as to the CONFIDENTIAL INFORMATION by protecting its confidentiality in the same manner that such party protects its own proprietary or CONFIDENTIAL INFORMATION of like kind which shall be at least a reasonable manner. "CONFIDENTIAL INFORMATION" means any information which (1) is not generally available to or known by the public, or (2) has not been lawfully obtained or developed by either party independently and not in violation of this AGREEMENT or from any source other than the other party, provided that such source is not bound by a duty of confidentiality to such other party, and which consists of:

     1. Information or knowledge about each party's products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management practices; and

     2. Any medical or other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by insurance plan, and each party's producers and employees.

     3.   Records provided pursuant to Paragraph A, above.

C. If either the CEDING COMPANY or the REINSURER discloses CONFIDENTIAL INFORMATION to its AFFILIATES, officers, directors, employees, auditors, representatives, retrocessionaires or hedge counterparties, such parties shall also be deemed bound by this Article's provisions on disclosing CONFIDENTIAL INFORMATION. The CEDING COMPANY or the REINSURER must inform the interested party of the provisions of this Article and agree to ensure that the interested parties honor the provisions.

D.   This Article expires 3 years after the TERMINATION DATE.

ARTICLE X - UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this

AGREEMENT is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

ARTICLE XI - CURRENCY

All amounts hereunder, including all monetary data elements as described in Schedule G, are expressed in United States dollars and all premium and claim payments shall be made in United States dollars.

ARTICLE XII - INSOLVENCY

A. In the event of insolvency of the CEDING COMPANY, all reinsurance under this AGREEMENT will be payable directly by the REINSURER to the CEDING COMPANY or to its liquidator, receiver, conservator or statutory successor on the basis of the REINSURER's liability to the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver, or statutory successor will, within reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any contracts reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses that it may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense incurred by the REINSURER will be chargeable, subject to court approval against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this AGREEMENT as though such expense had been incurred by the CEDING COMPANY.

C. If the REINSURER is not licensed or accredited to transact insurance or reinsurance in the Commonwealth of Massachusetts or if the Barbados branch does not hold a valid licence to transact reinsurance in Barbados, then the following shall apply: In the event of the failure of the REINSURER to perform its obligations under the terms of this AGREEMENT, the REINSURER, at the request of the CEDING COMPANY, shall submit to the jurisdiction of an alternative dispute resolution panel or any court of competent jurisdiction in any state of the United States, will comply with all requirements necessary to give such panel or court jurisdiction, and will abide by the final decision of such panel or court; and the REINSURER will designate the Commonwealth of Massachusetts Commissioner of Insurance or a designated attorney as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the CEDING COMPANY.

D. In the event of insolvency of the CEDING COMPANY, the reinsurance shall be payable under a contract(s) reinsured by the REINSURER on the basis of claims filed and allowed in the liquidation proceeding, without diminution because of the insolvency of the CEDING COMPANY. The payments shall be made directly to the CEDING COMPANY or to its domiciliary liquidator, except:
     (1) where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of insolvency of the CEDING COMPANY, or (2) where the REINSURER, with the consent of the direct insured, has assumed the policy obligations of the CEDING COMPANY as direct obligations of the REINSURER to the payees under the policies and in substitution for the obligations of the CEDING COMPANY to the payees.

ARTICLE XIII - ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance, or breach of this Agreement, including the formation or validity thereof, or any right, obligation or liability of either party, whether such dispute arises before or after termination of this AGREEMENT, shall be submitted to arbitration upon the written request of either party. Each party shall select an arbitrator within thirty (30) days after the written request for arbitration. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the written request for arbitration, the other party may appoint the second arbitrator. The two arbitrators shall select an umpire within thirty (30) days after the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days after the appointment of the second arbitrator, either party may submit a request to the ARIAS-US to select an umpire, subject to the requirements for such arbitrator set forth below.

B. The arbitrators and the umpire all shall be active or retired, disinterested executive officers of insurance or reinsurance companies. The umpire shall preside at all hearings and meetings of the panel and shall announce the decision of the panel. The majority vote of the arbitrators and the umpire shall be the decision of the panel. The decision shall be in writing signed by the majority in favor thereof.

C. The arbitration panel shall consider this AGREEMENT as an honorable engagement and shall make a decision and award with regard to the terms expressed in this Agreement and the recognized customs and practices of the insurance business . The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence. Interpreting this AGREEMENT, should it become necessary to refer to the laws of any particular jurisdiction, the arbitration panel shall apply the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provision thereof.

D. The decision of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses as it deems appropriate, including, but not limited to, attorneys' fees and interest and compensatory damages. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

E. All meetings and hearings before the arbitration panel shall take place in Southborough, Massachusetts unless some other place is mutually agreed upon by both parties or ordered by the panel.

F. In the absence of a decision to the contrary by the arbitration panel, each party shall bear the expense of the arbitrator chosen by or for it and shall jointly and equally bear with the other party the expense of the umpire and of the arbitration.

ARTICLE XIV - OFFSET

Either party shall have, and may exercise at any time the right to offset any balance or amounts whether on account of premiums, or on account of claims or otherwise, due from one party to the other under the terms of this AGREEMENT.

ARTICLE XV - MISCELLANEOUS

A. This AGREEMENT will be binding to the parties and their respective successors and permitted assignees. This AGREEMENT may not be assigned by either party without the written consent of the other; provided, however, that without the consent of the REINSURER the CEDING COMPANY may at any time assign (whether by novation, transfer, operation of law or otherwise) to a recently formed reinsurer AFFILIATE organized in Bermuda all or a portion of its rights and obligations under this AGREEMENT; provided, further, however, that with the consent of the REINSURER, which shall not be unreasonably withheld, conditioned or delayed, the CEDING COMPANY (including the foregoing assignee) may at any time assign (whether by novation, transfer, operation of law or otherwise) to one or more of its other AFFILIATES all or a portion of its rights and obligations under this AGREEMENT.

B. The REINSURER will reimburse the CEDING COMPANY for United States Federal Excise Tax assessed and paid on this AGREEMENT for the REINSURER's quota share of the business, as described in Schedule F, but in no event will the reimbursement be greater than 1% of reinsurance premium paid on this AGREEMENT. Such reimbursement will be made on the first MONTHLY VALUATION DATE that coincides with a REINSURANCE PREMIUM DUE DATE and that falls at least ten (10) BUSINESS DAYS after notice of the tax payment is received by the REINSURER. The CEDING COMPANY will be responsible for the timely payment of Federal Excise

     Tax and for the filing of all required tax, information returns, or filings with the Internal Revenue Service with respect to this AGREEMENT.

C. The REINSURER represents and warrants that it has not made an election to be treated as a United States corporation under Section 953(d) of the United States Internal Revenue Code and that premiums received by it are not effectively connected with its conduct of a trade or business in the United States. The REINSURER will not be required to establish a funding vehicle for the CEDING COMPANY to receive U.S. Statutory Reserve credit.

D. The AGREEMENT constitutes the entire statement of agreement between the parties with regard to the subject matter hereof. There are no other understandings or agreements between the parties regarding the contracts reinsured other than as expressed in this AGREEMENT. Any changes or additions to this AGREEMENT must be effected by means of a written amendment that has been signed by both parties.

E. Notwithstanding the termination of this AGREEMENT as provided herein, its provisions will continue to apply hereunder to the end that all obligations and liabilities incurred by each party hereunder will be full performed and discharged.

F. This AGREEMENT shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof.

G. This AGREEMENT may be executed and delivered in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H. If any provision of this AGREEMENT should be rendered invalid, illegal or unenforceable, the parties will renegotiate the AGREEMENT in good faith to cure such invalid, illegal or unenforceable provision. If such negotiations are unsuccessful to resolve the matter, then (i) such invalid, illegal or unenforceable provision will be deleted from the AGREEMENT, (ii) to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provisions of this AGREEMENT and
     (iii) this AGREEMENT will be construed to give effect to the remaining provisions hereof to carry out its original intent.

I. Neither the failure nor any delay on the part of CEDING COMPANY or REINSURER to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.

J. The REINSURER shall not issue any press release with respect to this AGREEMENT unless the parties mutually agree in writing.

ARTICLE XVI - NOTICES

A. All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile with evidence of successful transmission, sent via reputable overnight carrier, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

                    Chief Financial Officer (with a copy to the General Counsel) Commonwealth Annuity and Life Insurance Company
                    132 Turnpike Road
                    Suite 210
                    Southborough, MA 01772 USA
                    Phone: 212-357-2632     Fax: 212-493-9460

                    Reinsurance Treaty Department
                    The Canada Life Assurance Company
                    Fourth Floor Cedar Court, Wildey
                    St. Michael BB14006
                    Barbados, West Indies
                    Phone: 246-227-1000     Fax: 246-436-0096

                    With a copy to:
                    Reinsurance Treaty Department
                    The Canada Life Assurance Company
                    1787 Sentry Parkway West, Suite 420
                    Blue Bell, PA 19422 USA
                    Phone: 215-542-7200     Fax: 215-542-1295

B. Notice shall be deemed given on the date it is received in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.

In witness whereof, the parties hereto have caused this AGREEMENT to be signed in duplicate on the dates indicated to be effective as of the date specified above.


THE CANADA LIFE ASSURANCE COMPANY       COMMONWEALTH ANNUITY AND LIFE
(operating through its Barbados         INSURANCE COMPANY
  branch)

By   /s/ Gabriel R. Kelly               By   /s/ NICHOLAS H. VON MOLTKE
     --------------------------------        ------------------------------
Name Gabriel R. Kelly                   Name NICHOLAS H. VON MOLTKE
     Principal Representative                PRESIDENT AND CHIEF EXE
     --------------------------------        ------------------------------
Date February 4, 2013                   Date 2/5/13.
     --------------------------------        ------------------------------


By   /s/ Philip S. Young                By   /s/ Scott D. Silverman
     --------------------------------        ------------------------------
Name Philip S. Young                    Name Scott D. Silverman
     Branch Representative                   SVP
     --------------------------------        ------------------------------
Date February 4, 2013                   Date 2/5/13
     --------------------------------        ------------------------------

                                   SCHEDULE A

            Description of Guaranteed Minimum Death Benefits (GMDBs)

The guaranteed minimum death benefits are described in the VARIABLE ANNUITY CONTRACTS, riders, or prospectuses.

I. Dollar for Dollar Reduction for withdrawals:
        Maximum of (AV, premium, 7yr ratchet)
        Maximum of (AV, premium, 5yr ratchet)

II. Proportionate or Blended Reduction for Withdrawals:
        Maximum of (AV, premium)
        Maximum of (AV, premium, 5yr ratchet)
        Maximum of (AV, 5% premium rollup, 1 yr ratchet)
        Maximum of (AV, premium, 1 yr ratchet)
        Maximum of (AV, 7% premium rollup)
        Maximum of (AV, 7% premium rollup, 1 yr ratchet)
        Maximum of (AV, premium, 15% Breakthrough ratchet)
        Maximum of (AV, premium, 10% Breakthrough ratchet)
        Maximum of (AV, 5% premium rollup, 15% Breakthrough ratchet) Maximum of (AV, 5% premium rollup, 10% Breakthrough ratchet)

                                   SCHEDULE B

                   Investment Funds Subject to this Agreement

All Investment Funds available to VARIABLE ANNUITY CONTRACT owners on the EFFECTIVE TIME are subject to this AGREEMENT. New Investment Funds, eligible for reinsurance hereunder since the EFFECTIVE TIME, are listed below:

GS VIT Global Navigator Markets Fund

                                  SCHEDULE C-1

                     Limits and Rules of the CEDING COMPANY

CEDING COMPANY will determine the guaranteed minimum death benefit for each contract within fourteen (14) days of receipt of the date the CEDING COMPANY determines the claim is in good order.

                                  SCHEDULE C-2

                       Limits and Rules of the REINSURER

1) The REINSURER's liability cannot be increased as a result of CEDING COMPANY's actions with respect to contested claims; provided, however that, except as provided under the following proviso, to the extent the contestation of a GMDB CLAIM with a claimant under a VARIABLE ANNUITY CONTRACT results in any incremental liability above the amount of a GMDB CLAIM calculated in accordance with this AGREEMENT, the REINSURER shall not be obligated to reimburse the incremental amount of such liability hereunder; provided, further, however, that if the REINSURER requests or recommends that the CEDING COMPANY contest or settle a claim, REINSURER shall share in all expenses and other liability relating to contestation and settlement in accordance with its quota share under this AGREEMENT.

2) The REINSURER's liability cannot be increased as a result of extra-contractual entitlements granted by the CEDING COMPANY, including extension of the maximum annuity commencement date.

3) The REINSURER will not be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against the CEDING COMPANY unless such damages result from any action or omission of or recommendation or request by the REINSURER.

                                   SCHEDULE D

                            REINSURANCE PREMIUM RATES
           by OLDEST INSURED LIFE'S ATTAINED AGE LAST BIRTHDAY and SEX

    ATTAINED
         AGE
       (ALB)                MALE                    FEMALE
----------------------------------------------------------
           0              123.0%                    115.5%
           1              123.0%                    115.5%
           2              123.0%                    115.5%
           3              123.0%                    115.5%
           4              123.0%                    115.5%
           5              123.0%                    115.5%
           6              123.0%                    115.5%
           7              123.0%                    115.5%
           8              123.0%                    115.5%
           9              123.0%                    115.5%
          10              123.0%                    115.5%
          11              123.0%                    115.5%
          12              123.0%                    115.5%
          13              123.0%                    115.5%
          14              123.0%                    115.5%
          15              123.0%                    115.5%
          16              123.0%                    115.5%
          17              123.0%                    115.5%
          18              123.0%                    115.5%
          19              123.0%                    115.5%
          20              123.0%                    115.5%
          21              123.0%                    115.5%
          22              123.0%                    115.5%
          23              123.0%                    115.5%
          24              123.0%                    115.5%
          25              123.0%                    115.5%
          26              123.0%                    115.5%
          27              123.0%                    115.5%
          28              123.0%                    115.5%
          29              123.0%                    115.5%
          30              123.0%                    115.5%
          31              123.0%                    115.5%
          32              123.0%                    115.5%
          33              123.0%                    115.5%
          34              123.0%                    115.5%
          35              123.0%                    115.5%
          36              123.0%                    115.5%
          37              123.0%                    115.5%
          38              123.0%                    115.5%
          39              123.0%                    115.5%
          40              123.0%                    115.5%
          41              123.0%                    115.5%
          42              123.0%                    115.5%
          43              123.0%                    115.5%
          44              123.0%                    115.5%
          45              123.0%                    115.5%
          46              123.0%                    115.5%
          47              123.0%                    115.5%
          48              123.0%                    115.5%
          49              123.0%                    115.5%
          50              123.0%                    115.5%
          51              123.0%                    115.5%
          52              123.0%                    115.5%
          53              123.0%                    115.5%
          54              123.0%                    115.5%
          55              120.0%                    113.0%
          56              120.0%                    113.0%
          57              120.0%                    113.0%
          58              120.0%                    113.0%
          59              120.0%                    113.0%
          60              118.5%                    111.5%
          61              118.5%                    111.5%
          62              118.5%                    111.5%
          63              118.5%                    111.5%
          64              118.5%                    111.5%
          65              118.5%                    110.5%
          66              118.5%                    110.5%
          67              118.5%                    110.5%
          68              118.5%                    110.5%
          69              118.5%                    110.5%
          70              118.5%                    110.5%
          71              118.5%                    110.5%
          72              118.5%                    110.5%
          73              118.5%                    110.5%
          74              118.5%                    110.5%
          75              119.5%                    111.0%
          76              119.5%                    111.0%
          77              119.5%                    111.0%
          78              119.5%                    111.0%
          79              119.5%                    111.0%
          80              122.0%                    114.0%
          81              122.0%                    114.0%
          82              122.0%                    114.0%
          83              122.0%                    114.0%
          84              122.0%                    114.0%
          85              124.0%                    114.0%
          86              125.0%                    114.0%
          87              125.0%                    114.0%
          88              125.0%                    114.0%
          89              125.5%                    114.0%
          90              130.0%                    116.5%
          91              133.0%                    118.5%
          92              133.5%                    119.5%
          93              133.5%                    120.0%
          94              133.5%                    121.0%
          95              137.0%                    125.5%
          96              138.0%                    125.5%
          97              139.5%                    127.0%
          98              141.5%                    129.0%
          99              144.5%                    131.5%
         100              147.5%                    132.0%
         101              150.5%                    132.0%
         102              154.0%                    132.0%
         103              159.0%                    132.0%
         104              162.5%                    132.0%
         105              162.5%                    132.0%
         106              162.5%                    132.0%
         107              162.5%                    132.0%
         108              162.5%                    132.0%
         109              162.5%                    132.0%
         110              162.5%                    132.0%
         111              162.5%                    132.0%
         112              162.5%                    132.0%
         113              162.5%                    132.0%
         114              162.5%                    132.0%
        115+              162.5%                    132.0%

                                   SCHEDULE E

                                 MORTALITY RATES
           by OLDEST INSURED LIFE'S ATTAINED AGE LAST BIRTHDAY and SEX

Ruark VA Monthly Mortality Rates (Rates per $1 of NAR)

    ATTAINED
   AGE (ALB)               MALE                    FEMALE
---------------------------------------------------------
           0            0.00003                   0.00003
           1            0.00003                   0.00003
           2            0.00002                   0.00002
           3            0.00002                   0.00002
           4            0.00002                   0.00001
           5            0.00002                   0.00001
           6            0.00001                   0.00001
           7            0.00001                   0.00001
           8            0.00001                   0.00001
           9            0.00001                   0.00001
          10            0.00001                   0.00001
          11            0.00001                   0.00001
          12            0.00002                   0.00001
          13            0.00002                   0.00001
          14            0.00002                   0.00001
          15            0.00002                   0.00002
          16            0.00003                   0.00002
          17            0.00003                   0.00002
          18            0.00003                   0.00002
          19            0.00003                   0.00002
          20            0.00003                   0.00002
          21            0.00004                   0.00002
          22            0.00004                   0.00002
          23            0.00004                   0.00002
          24            0.00004                   0.00002
          25            0.00004                   0.00002
          26            0.00005                   0.00002
          27            0.00005                   0.00002
          28            0.00005                   0.00002
          29            0.00005                   0.00002
          30            0.00005                   0.00003
          31            0.00005                   0.00003
          32            0.00006                   0.00003
          33            0.00006                   0.00003
          34            0.00006                   0.00003
          35            0.00006                   0.00003
          36            0.00006                   0.00003
          37            0.00006                   0.00004
          38            0.00006                   0.00004
          39            0.00007                   0.00004
          40            0.00007                   0.00005
          41            0.00008                   0.00005
          42            0.00009                   0.00005
          43            0.00009                   0.00005
          44            0.00010                   0.00006
          45            0.00011                   0.00006
          46            0.00012                   0.00007
          47            0.00013                   0.00008
          48            0.00014                   0.00009
          49            0.00015                   0.00010
          50            0.00016                   0.00012
          51            0.00017                   0.00013
          52            0.00019                   0.00014
          53            0.00021                   0.00016
          54            0.00023                   0.00017
          55            0.00025                   0.00019
          56            0.00028                   0.00021
          57            0.00031                   0.00023
          58            0.00035                   0.00025
          59            0.00039                   0.00027
          60            0.00043                   0.00030
          61            0.00048                   0.00033
          62            0.00053                   0.00037
          63            0.00059                   0.00041
          64            0.00065                   0.00045
          65            0.00072                   0.00050
          66            0.00080                   0.00056
          67            0.00088                   0.00062
          68            0.00098                   0.00069
          69            0.00108                   0.00076
          70            0.00120                   0.00085
          71            0.00133                   0.00094
          72            0.00148                   0.00105
          73            0.00165                   0.00116
          74            0.00184                   0.00130
          75            0.00206                   0.00145
          76            0.00232                   0.00163
          77            0.00261                   0.00183
          78            0.00295                   0.00207
          79            0.00333                   0.00233
          80            0.00376                   0.00264
          81            0.00424                   0.00299
          82            0.00478                   0.00339
          83            0.00538                   0.00384
          84            0.00604                   0.00436
          85            0.00677                   0.00495
          86            0.00757                   0.00561
          87            0.00845                   0.00635
          88            0.00939                   0.00718
          89            0.01042                   0.00810
          90            0.01152                   0.00912
          91            0.01271                   0.01025
          92            0.01398                   0.01148
          93            0.01534                   0.01283
          94            0.01679                   0.01431
          95            0.01833                   0.01591
          96            0.01997                   0.01765
          97            0.02172                   0.01952
          98            0.02359                   0.02154
          99            0.02560                   0.02371
         100            0.02774                   0.02603
         101            0.03004                   0.02852
         102            0.03249                   0.03117
         103            0.03511                   0.03400
         104            0.03792                   0.03700
         105            0.04091                   0.04018
         106            0.04410                   0.04356
         107            0.04750                   0.04712
         108            0.05111                   0.05089
         109            0.05495                   0.05487
         110            0.05903                   0.05905
         111            0.06336                   0.06345
         112            0.06795                   0.06808
         113            0.07280                   0.07293
         114            0.07792                   0.07801
        115+            0.08333                   0.08333

                                   SCHEDULE F

                          REINSURER Quota Share of Risk

For each VARIABLE ANNUITY CONTRACT, REINSURED NET AMOUNT AT RISK will be based on REINSURER's 89% quota share of risk under this AGREEMENT.

                                   SCHEDULE G

                     Reporting Format and Data Requirements

MONTHLY REPORTING DATA REQUIREMENTS (PREPARED BY CEDING COMPANY)
ACTIVE CONTRACTS ONLY

Contract Identifier
Insured Life Indicator (Owner or Annuitant)
Annuitant Date of Birth
Annuitant Sex
Joint Annuitant Date of Birth (if applicable)
Joint Annuitant Sex (if applicable)
Owner Date of Birth
Owner Sex
Joint Owner Date of Birth (if applicable)
Joint Owner Sex (if applicable)
Issue Date
Cumulative Premiums
Cumulative Withdrawals
Account value by subaccount and in total
GMDB Type
GMDB Amount
NET AMOUNT AT RISK
Qualified Status
Termination Indicator (reported in first monthly report following termination) Maximum Annuity Commencement Date

QUARTERLY REPORTING REQUIREMENTS (PREPARED BY REINSURER)

GAAP Surplus position
Standard and Poor's Ratings

ADDITIONAL MONTHLY CLAIM REPORTING DATA REQUIREMENTS (PREPARED BY CEDING
COMPANY)
DEATHS ONLY:

This includes Monthly Reporting Data Requirements as of the Date of Notification (the date that death related paperwork is submitted in full), plus the following:
Date of Death
Deceased's Date of Birth
Deceased's Sex
Date Claim Processed
Death Benefit Paid
Death Benefit Proceeds in Excess of Account Value

MONTHLY STATEMENT OF ACCOUNT (PREPARED BY CEDING COMPANY)
(prepared by Market and in aggregate)

1. Calculated value of GMDB CLAIMS to be reimbursed
2. Calculated value of REINSURED NET AMOUNT AT RISK and MONTHLY REINSURANCE PREMIUM